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                                                                     EXHIBIT 5.1

          [Letterhead of Paul, Weiss, Rifkind, Wharton & Garrison LLP]

                                March 2, 2004

Interstate Hotels & Resorts, Inc.
4501 N. Fairfax Drive
Arlington, VA 22203

Ladies and Gentlemen:

                  In connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Interstate Hotels & Resorts, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder (the "Rules"), we have been requested by the Company to render this opinion as to the legality of up to $8,500,000 of deferred compensation obligations (the "Deferred Compensation Obligations") under the Interstate Hotels & Resorts, Inc. Supplemental Deferred Compensation Plan (the "Compensation Plan") and up to $15,000,000 of obligations (the "Plan Obligations" and, together with the "Deferred

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Compensation Obligations," the "Obligations") under the IHR Executive Plan I
(the "Executive Plan").

                  In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (1) the Registration Statement, (2) the Certificate of Incorporation and the By-laws of the Company, each as amended to date, (3) the Compensation Plan, (4) the plan documents relating to the Executive Plan, and (5) all such corporate records of the Company and all such other documents as we have considered necessary in order to form a basis for the opinion hereinafter expressed.

                  In our examination of documents, we have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all such latter documents and the legal capacity of all individuals who have executed any of the aforesaid documents. As to certain matters of fact, we have relied on representations, statements or certificates of officers of the Company and of public authorities.

                  Based on the foregoing, and subject to the stated assumptions, exceptions and qualifications in this letter, we are of the opinion that the Obligations, when established pursuant to the terms of the Compensation Plan and the Executive Plan, as the case may be, will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally and general

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principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                  Our opinion expressed above is limited to the General Corporation Law of the State of Delaware and the judicial decisions interpreting these laws. Our opinion is also rendered only with respect to the laws and the rules, regulations and orders thereunder, which are currently in effect. Please be advised that no member of this firm is admitted to practice in the State of Delaware.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by the Act or the Rules.

                                               Very truly yours,

                                /s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP